Exhibit 1.01

Burlington Northern Santa Fe, LLC

Conflict Minerals Report

For the year ended December 31, 2025

Overview

This report has been prepared by Burlington Northern Santa Fe, LLC (“BNSF” or the “Company”) pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended. The Rule currently designates tin, tantalum, tungsten, and gold (“3TG”), and their ores, as “conflict minerals.”

The Company is a holding company that conducts no operating activities and owns no significant assets other than through its interests in its subsidiaries. Through its subsidiaries, the Company is engaged primarily in the freight rail transportation business. BNSF and its subsidiaries may be referred to as “BNSF,” “we” or “our” in this report.

One business unit in one of our logistical services subsidiaries (“our subsidiary”) incorporated certain components from its suppliers into products that were sold to third parties in 2025 that may contain 3TG that are necessary to the functionality or production of those components (“necessary 3TG”). While we had no involvement in the manufacture of the components possibly containing necessary 3TG, we are filing this report because the SEC has stated that “an issuer must consider any conflict mineral contained in its product, even if that conflict mineral is only in the product because it was included as part of a component of the product that was manufactured originally by a third party.”1

The business unit producing the products mentioned above is considered downstream in the supply chain, as the components or materials containing the necessary 3TG are acquired from others. Those components or materials are then integrated into the products our subsidiary produces. The supply chains for such components or materials may involve one or more intermediaries, such as distributors or third-party component manufacturers. As a result, supply chains may be extended with respect to the individual components, and there may be multiple tiers between our direct suppliers and any necessary 3TG mines, smelters or refiners potentially in our supply chain.

As a downstream producer, our efforts to determine the use and sources of necessary 3TG are fundamentally dependent on the cooperation of our direct suppliers and, in turn, on their upstream suppliers within the supply chain. Obtaining conflict mineral source information through the supply chain can be difficult depending on the length of the supply chain and the supplier’s ability and willingness to provide such information.

Reasonable Country of Origin Inquiry

We conducted a good faith reasonable country of origin inquiry (“RCOI”) that was designed to determine whether necessary 3TG in our products (a) originated in the Democratic Republic of the Congo or an adjoining country (the “covered countries”), as defined under the Rule, or (b) was from recycled or scrap sources. We conducted our RCOI in alignment with Steps 1 and 2 of the Organisation for Economic Co-operation and Development’s (“OECD”) framework, Due Diligence Guidance for Responsible Supply Chains of Minerals From Conflict-Affected and High-Risk Areas, and its supplements on gold and on tin, tantalum, and tungsten (“OECD guidance”). Our RCOI process comprised:

•	Identifying relevant suppliers

•	Surveying relevant suppliers

•	Assessing survey data received from relevant suppliers

We conducted surveys with our direct suppliers of components or materials we identified as potentially containing necessary 3TG to request information on the country of origin of necessary 3TG, if any, included in the components or materials supplied. We leveraged the Responsible Mineral Initiative’s (“RMI”) Conflict Minerals Reporting Template or similar tools, and gathered, reviewed, and evaluated supplier responses and conducted follow-up inquiries as necessary. Where applicable, we also considered other publicly available information from the supplier or its industry concerning the sources of necessary 3TG.

[1]	Conflict Minerals, Exchange Act Release No. 34-67716 (Aug. 22, 2012).

Due Diligence

Design of Due Diligence

We believe our processes conform, in all material respects, with the due diligence framework set forth in the OECD guidance.

Due Diligence Performed

To address the facts and circumstances pertaining to our subsidiary’s supply chain, BNSF’s conflict minerals due diligence efforts were primarily implemented at the relevant subsidiary level.

Step 1. Establish Company Management Systems

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Conflict Minerals Policy: BNSF has adopted the conflict minerals policy statement of Berkshire Hathaway, Inc. (“Berkshire”), which is applicable to all Berkshire subsidiaries. In addition to the Berkshire policy, our subsidiary has adopted a subsidiary-level conflict minerals policy statement, which is publicly available on its website at www.bnsflogistics.com.

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Internal Teams: A BNSF compliance team provides oversight of the implementation of the conflict minerals policy of Berkshire and our subsidiary for BNSF-level reporting purposes. Our subsidiary’s compliance team works with its business representatives to conduct due diligence of its suppliers and report results to BNSF. The BNSF compliance team, along with our subsidiary’s compliance team, comprises BNSF’s leadership with respect to our conflict minerals due diligence program.

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Engagement with Suppliers: Our subsidiary engages with suppliers to establish and maintain responsible supply chains. Such engagement is structured around surveying suppliers, reviewing supplier responses, and conducting additional inquiries when necessary. In addition, our conflict minerals policy statement is provided to suppliers and documents our position regarding responsible sourcing of conflict minerals.

•	Other: We retain records of our program documentation for a minimum of five (5) years.

Step 2. Identify and Assess Risks in the Supply Chain

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Due Diligence Chain of Custody: In 2025, we manufactured certain products that contained necessary 3TG with respect to which we could not reasonably conclude through the RCOI process that such 3TG derived from sources other than the covered countries or that such 3TG derived from recycled or scrap sources. We conducted due diligence on the source and chain of custody of necessary 3TG in these products.

Step 3. Design and Implement a Strategy to Respond to Identified Risks

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Implementation Guidelines: Our subsidiary has adopted guidelines relating to due diligence implementation, which include a risk management plan that outlines our planned responses to identified risks. Such responses include following up with non-responsive suppliers and following up about inconsistent responses from suppliers.

Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices

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Our subsidiary is a downstream consumer of necessary 3TG and is generally many steps removed from smelters and refiners who provide minerals and ores. As contemplated in the OECD guidance’s framework for downstream companies, we do not perform or direct audits of smelters and refiners within the supply chain, and rely upon cross-industry initiatives, such as those led by the RMI, to conduct smelter and refiner due diligence.

Step 5. Report Annually on Supply Chain Due Diligence

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This Conflict Minerals Report constitutes our annual report on our 3TG due diligence. The report is available on our website at www.bnsf.com and is filed with the U.S. Securities and Exchange Commission.

Due Diligence Results

We reviewed supplier responses to determine whether further engagement was necessary. The criteria included reviewing incomplete responses, as well as inconsistencies within the data reported by suppliers. There was no instance where we determined that it was necessary to implement risk mitigation efforts, temporarily suspend trade or terminate a supplier.

The majority of the suppliers that responded to our surveys provided data only with respect to that individual supplier’s overall 3TG sourcing, without specifying whether such 3TG was used in parts or components supplied to our subsidiary.

For the reasons explained above, we have been unable to identify the country of origin of all 3TG contained in parts or components supplied to us or the facilities used to process such 3TG.

Improvement Efforts

Our due diligence efforts are an ongoing and evolving process and we will adopt additional policies and procedures as necessary to provide reasonable assurance that the 3TG contained in our manufactured products originates from conflict-free sources. These efforts will be adapted to new products and suppliers, and we will continue our efforts to maintain information on the sources of 3TG used in existing products from current suppliers.

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